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THE PITTSTON COMPANY AND SUBSIDIARIES                               EXHIBIT 11
Computation of Earnings Per Common Share
(In thousands, except per share amounts)

Fully Diluted Earnings Per Common Share:
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
                                Three Months Ended June 30     Six Months Ended June 30
                                        1996          1995           1996          1995
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
PITTSTON BRINK'S GROUP:
Net income attributed to
 common shares                      $14,035         11,965         25,874         21,511
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Average common shares outstanding    38,152         37,916         38,105         37,912
Incremental shares of stock options     537            323            535            353
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Pro forma shares outstanding         38,689         38,239         38,640         38,265
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Fully diluted earnings per
 common share:                      $  0.36           0.31           0.67           0.56
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PITTSTON BURLINGTON GROUP:
Net income attributed to
 common shares                      $ 8,746          8,009         12,507          12,058
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Average common shares outstanding    19,161         18,958         19,100          18,956
Incremental shares of stock options     551            162            554             177
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Pro forma common shares outstanding  19,712         19,120         19,654          19,133
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Fully diluted earnings per
 common share                       $  0.44           0.42           0.64            0.63
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PITTSTON MINERALS GROUP:
Net income attributed to common
 shares                             $ 2,790          3,541          4,745           3,928
Preferred stock dividends, net          146         (1,093)          (919)         (1,176)
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Fully diluted net income attributed
 to common shares                   $ 2,644          4,634          5,664           5,104
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Average common shares outstanding     7,866          7,811          7,844           7,764
Incremental shares of stock options      48              2             50              28
Conversion preferred stock            2,033          2,175          2,075           2,246
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Pro forma common shares outstanding   9,947          9,988          9,969          10,038
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Fully diluted earnings per
 common share:                      $  0.27           0.45 (a)       0.57            0.51
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(a)  Antidilutive, therefore the same as primary.

PRIMARY EARNINGS PER SHARE:
Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.